                                                                    EXHIBIT 10.1



            SECOND AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN
                             AND SECURITY AGREEMENT

                  THIS SECOND AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AND SECURITY AGREEMENT ("Second Amendment") dated April 30, 2002, is made by and between Silverleaf Resorts, Inc., a Texas corporation f/k/a Silverleaf Vacation Club, Inc., f/k/a Ascension Capital Corporation, successor by merger to Ascension Resorts, Ltd., a Texas limited partnership d/b/a Silverleaf Resorts, Ltd. ("Borrower"), whose address is 1221 Riverbend, Suite 120, Dallas, Texas 75247, and Heller Financial, Inc., a Delaware corporation ("Agent" and "Lender"), as a Lender and as Agent for all Lenders and such financial institutions as are or hereafter become parties to this Loan Agreement as Lenders, whose address is 500 West Monroe Street, Chicago, Illinois 60661.

                                    RECITALS

         A. WHEREAS, Borrower and Lender entered into that certain Loan and Security Agreement dated as of October 11, 1994 (the "Original Loan Agreement", together with the amendments and restatements described below shall be collectively referred to as the "Loan Agreement") pursuant to which Lender made Borrower a Five Million Dollar ($5,000,000) revolving receivables loan ("Loan").

         B. The Loan was modified and increased by an additional Five Million Dollars ($5,000,000) to Ten Million Dollars ($10,000,000) pursuant to the Loan Modification Agreement between Borrower and Lender dated April 19, 1995.

         C. The Loan was amended to reflect the merger of the Borrower into its general partner pursuant to the Amendment to Loan and Security Agreement between Borrower and Lender dated December 6, 1995.

         D. The Loan was modified and increased by an additional Five Million Dollars ($5,000,000) to Fifteen Million Dollars ($15,000,000) pursuant to the Amended and Restated Loan and Security Agreement between Borrower and Lender dated December 27, 1995.

         E. The Loan was amended to revise the procedure for making Advances and for funding option pursuant to the Amendment to Amended and Restated Loan and Security Agreement between Borrower and Lender dated February 28, 1996 ("February 1996 Amendment").

         F. The Loan was modified and increased by an additional Ten Million Dollars ($10,000,000) to Twenty-five Million Dollars ($25,000,000) pursuant to the Amendment to Amended and Restated Loan and Security Agreement ("Second Restated Agreement") between Borrower and Lender dated August 15, 1996.

         G. The Loan was amended to add provisions regarding biennial timeshare interests pursuant to a letter agreement between Borrower and Lender dated March 31, 1997.

         H. The Loan was modified and increased by an additional Fifteen Million Dollars ($15,000,000) to Forty Million Dollars ($40,000,000) pursuant to the Second Amendment to Amended and Restated Loan and Security Agreement dated October 31, 1997 ("October 31, 1997 Amendment").

         I. The Loan was modified by the Amended and Restated Receivables Loan and Security Agreement dated September 1, 1999 ("September 1, 1999 Amendment") to, among other things, increase the Loan to Seventy Million Dollars ($70,000,000) less Advances outstanding under the Ten Million Dollar ($10,000,000) Inventory Loan of even date therewith ("Inventory Loan") and to provide for other Lenders to participate in the Loan and to join in and consent to the terms and conditions of this Loan Agreement and for Lender to act as Agent on behalf of such other Lenders and on behalf of Lender who shall also be deemed a Lender hereunder.

         J. The Loan was further modified by the First Amendment to Amended and Restated Receivables Loan and Security Agreement dated March 20, 2000 ("March 20, 2000 Amendment") to, among other things, modify the advance rates on certain Collateral.

         K. Due to the existence and continuation of certain Events of Default, Heller Financial, Inc. ("Heller"), Union Bank of California, N.A. ("UBOC") and Borrower entered into that certain Forbearance Agreement dated April 27, 2001 (the "Forbearance Agreement") pursuant to which Borrower acknowledged such Specified Events of Default and Heller, Agent and the Co-Lender as defined therein agreed to temporarily forbear in any enforcement action conditioned upon certain matters set forth therein including, but not limited to, Borrower's acknowledgment that it has no rights to further Advances under this Loan and that the obligations of Co-Lenders to make Advances hereunder terminated.

         L. Borrower and Lenders have entered into that certain First Amendment to Forbearance Agreement dated December 31, 2001 ("First Amendment to Forbearance Agreement") for the purpose of providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement.

         M. Borrower and Lenders have entered into that certain Second Amendment to Forbearance Agreement dated February 12, 2002 ("Second Amendment to Forbearance Agreement") for the purpose of providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement, as amended.

         N. Agent on behalf of Lenders has entered into that certain Amended and Restated Intercreditor Agreement with Sovereign and Textron dated April 30, 2002 (the "Intercreditor Agreement").

         O. The parties desire to amend and modify the Loan further to provide for, among other things, the amendment of certain terms in respect of the Financed Notes Receivable under the Loan, as set forth hereinbelow.

         NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

         1. RECITALS. The above recitals are true and correct and are incorporated herein.

         2. INCORPORATION. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

         3. DEFINITIONS. All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement, as amended, modified and restated.

         4. SECTION 1.1 (a) OF THE LOAN AGREEMENT IS AMENDED AS FOLLOWS:

         Notwithstanding anything stated to the contrary in the Loan Agreement, Availability under the Loan is zero (0) and no Unused Line Fee is payable by Borrower. Borrower acknowledges that all obligations to make Advances hereunder terminated on April 27, 2001 pursuant to the Forbearance Agreement and Lenders and Agent are not obligated to make any Advances to Borrower.

         5. SECTION 1.5(b)(II) OF THE SEPTEMBER 1, 1999 AMENDMENT IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

         INELIGIBLE FINANCED NOTE RECEIVABLE; VIOLATION OF OAK N' SPRUCE LIMITATION. If at any time after the expiration of the Revolving Period a Financed Note Receivable ceases to be an Eligible Note Receivable or if at any time the aggregate amount of Advances outstanding under this Loan Agreement and the Inventory Loan Agreement, as amended and restated, secured by assignments of Assignments of Beneficial Interests at Oak N' Spruce Resort exceeds $5,000,000 (the "Oak N' Spruce Limitation"), Borrower shall, within five (5) Business Days after notice, either (A) prepay the Loan in an amount equal to the balance due under such ineligible Financed Note Receivable, or (B) deliver to Agent one (1) or more Eligible Notes Receivable (depending on which type of Financed Note Receivable has become ineligible) having an outstanding aggregate principal balance equal to or in excess of the outstanding principal balance of such ineligible Financed Note Receivable; provided, however, to the extent that the aggregate amount of Advances then outstanding is equal to or less than the sum of eighty-five percent (85%) of the principal balance of all Eligible Notes Receivable, including, but not limited to, such replacement Eligible Notes Receivable, then no prepayment or replacement shall be required by Borrower and the Financed Note Receivable shall continue to be an Eligible Note Receivable, or (C) with respect to the Oak N'Spruce Limitation, repay that portion of the Loan, the Inventory Loan or the Supplemental Loan as determined by Agent, in its sole and absolute discretion, secured by assignments of Assignments of Beneficial Interests in excess of $5,000,000. Thereafter, at Borrower's request, Agent shall return such ineligible Note Receivable to Borrower and, within five
(5) days of Agent's receipt from Borrower of a completed assignment relating to such Note Receivable and the Mortgage securing the same, in form acceptable to Agent substantially in the form attached hereto as EXHIBIT A, Agent shall execute such instrument and return it to Borrower.

         6. SECTION 5.4 OF THE SEPTEMBER 1, 1999 AMENDMENT IS HEREBY AMENDED AS
FOLLOWS:

         Notwithstanding anything stated to the contrary herein, each Lender under this Loan Agreement shall have the same rights as Agent to audits, inspections, and investigations as provided in this Section 5.4.

         7. SECTION 5.5 OF THE SEPTEMBER 1, 1999 AMENDMENT IS HEREBY AMENDED AS
FOLLOWS:

         Notwithstanding anything stated to the contrary herein, Borrower shall deliver to each Lender, concurrently with its delivery to Agent, all information and reports required to be delivered to Agent pursuant to this Section 5.5.

         8. SECTION 6.4 OF THE SEPTEMBER 1, 1999 AMENDMENT IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

                  COLLATERAL. (a) Borrower shall not take any action (nor permit or consent to the taking of any action) which might reasonably be anticipated to impair the value of the Collateral or any of the rights of Agent or Lenders in the Collateral. Borrower shall not (i) modify or amend any of the Pledged Documents without Agent's prior written consent except that Borrower shall be permitted to modify up to (1) 15% of the Notes Receivable which are to be pledged to Agent by reducing the interest rate charged and/or (2) 20% of the Notes Receivable which are to be pledged to Agent by extending the term of the Notes Receivable beyond 84 months so long as (a) no Financed Notes Receivable shall have been modified more than two times; (b) all Financed Notes Receivable have a weighted average interest rate of at least 13.75%; (c) no term exceeds 120 months; (d) no more than 20% of all Financed Notes Receivable have a term exceeding 84 months; (e) at such time as 10% of the Financed Notes Receivable constitute Notes Receivable which have been modified as permitted hereunder any additional modified Notes Receivable to be pledged to Agent shall be subject to the further requirement that the Purchasers under such modified Notes Receivable to be pledged to Agent shall have made two (2) timely and consecutive monthly payments; (f) no additional modified Notes Receivable shall be pledged to Agent after the expiration of the Revolving Period except in replacement of a modified Financed Note Receivable which has become ineligible; (g) no unmodified Financed Note Receivable which becomes ineligible may be replaced with a modified Note Receivable; and (h) there shall be no limit on assumptions of Notes Receivable provided the purchaser has made a 10% down payment, or (ii) grant extensions of time for the payment of, compromise for less than the full face value, release in whole or in part any Purchaser liable for the payment of, or allow any credit whatsoever except for the amount of cash to be paid upon, any Collateral or any instrument or document representing the Collateral.

                  (b) If a Note Receivable is a newly originated Eligible Note Receivable which is replacing an existing Eligible Note Receivable pledged as Collateral under the Loan Agreement and the proceeds have been used to finance the purchase of an Interval which is being upgraded by the consumer borrower to a more expensive Interval, then (a) the principal balance of the existing Eligible Note Receivable which is being upgraded may still be included for purposes of calculating the Availability for a period of time expiring on the earlier to occur of (i) the 31st day after the consumer documents effecting the upgrade have been executed or (ii) the date on which any payment on such Eligible Note Receivable becomes thirty (30) or more days past due, and (b) on or before the second (2nd) Business Day after the expiration of the statutory rescission period in connection with any consumer documents executed effecting any upgrade involving an Eligible Note Receivable and in any event within ten
(10) days of such upgrade, Borrower shall deliver to Lender or its designee the original of the new promissory note executed in connection with such upgrade duly endorsed in blank by Borrower and Borrower will cause all payments made with respect to such new promissory note to be forwarded to the Lockbox.

                  (c) SECURITY INTEREST IN ALL PLEDGED NOTES RECEIVABLE AND INTERVALS. Borrower acknowledges and agrees that each of Lenders hereunder, Heller (with respect to the Inventory Loan and the Supplemental Loan), Textron and Sovereign has been and is hereby granted a security interest in all of Borrower's Notes Receivable and Intervals securing the Loan Agreement, the Inventory Loan Agreement, as amended and restated, the Textron Facility, and the Sovereign Facility. As consideration for Lenders' and Agent's agreements under this Loan Agreement and the Inventory Loan Agreement, as amended and restated, Borrower agrees that to secure the payment and performance of the Inventory Loan Agreement, as amended and restated, and the Loan Agreement, Borrower does hereby unconditionally and irrevocably assign, pledge and grant to Lenders and Heller (with respect to the Inventory Loan and the Supplemental Loan), (i) a second priority continuing security interest and lien in and to the right, title, and interest of Borrower in all of Borrower's Notes Receivable and Intervals pledged to Sovereign as Primary Secured Lender, and (ii) a second priority continuing security interest and lien in and to the right, title, and interest of Borrower in all of Borrower's Notes Receivable and Intervals pledged to Textron as Primary Secured Lender, and all proceeds, profits, extensions, additions, improvements, betterments, renewals, substitutions and replacements of the foregoing (the "Second Priority Collateral"). Borrower further acknowledges and agrees that upon repayment in full of the Textron Facility and/or the Sovereign Facility, Lenders' security interest in the Second Priority Collateral securing such facilities shall automatically become a first priority security interest securing the outstanding principal balance, interest and all other payment obligations under the Loan Agreement, and Borrower shall take such steps as Lenders and Agent may request to deliver such collateral to Agent on behalf of Lenders and to confirm Lenders' first priority security interest therein. Borrower, Agent and Lenders acknowledge and agree that Borrower has assigned, pledged, and granted to Textron and Sovereign equal second priority continuing security interest and lien (subordinated in priority and interest only to Lenders) in and to the right, title, and interest of Borrower in all of Borrower's Notes Receivable pledged to Lenders as Primary Secured Lenders. Lenders shall have a continuing security interest in all of Borrower's Notes Receivable and Intervals pledged to Lenders, including all Financed Notes Receivable, all ineligible

Notes Receivable in the Ineligible Note Portfolio, and any Notes Receivable or Intervals pledged to Textron or Sovereign, and, subject to the Intercreditor Agreement, Lenders and Agent may collect all proceeds derived from such Intervals and all payments made under or in respect of all such pledged Notes Receivable, including, without limitation, Eligible Notes Receivable that are or may become ineligible, until any of the same may be released by Lenders and Agent, if at all, pursuant to this Loan Agreement. Borrower acknowledges and agrees that, pursuant to the foregoing terms contained in this Section, each of Agent (in respect of this Loan), Heller (in respect of the Inventory Loan and the Supplemental Loan), Textron and Sovereign shall be deemed to hold in possession as agent and on behalf of each of the other lenders all of Borrower's Notes Receivable pledged to such lender (or, as the case may be, Lenders) as Primary Secured Lender(s) and upon the full payment of the outstanding principal balance, interest and all other payment obligations by Borrower to such Primary Secured Lender(s) under the Loan, the Inventory Loan, the Supplemental Loan, the Textron Facility, or the Sovereign Facility, as the case may be, such Primary Secured Lender(s) may, in accordance with the allocation and distribution priority of the Loan Agreements of such Primary Secured Lender(s), at Borrower's sole cost and expense deliver possession to the remaining lenders, whose loans to Borrower have not been repaid in full, all of Borrower's Notes Receivable pledged to such Primary Secured Lender(s). Pursuant to the foregoing and notwithstanding anything stated to the contrary, Borrower further acknowledges and agrees that Lenders and Agent, upon the full repayment of the outstanding principal balance, interest and all other payment obligations under the Loan, the Inventory Loan and the Supplemental Loan, shall not be obligated to deliver possession to Borrower of the Financed Notes Receivable pledged by Borrower to Lenders to secure the Loan and in Agent's or each Lender's possession. Notwithstanding anything heretofore to the contrary, unless and until an Event of Default shall occur Borrower shall retain possession of and collect all payments under or in respect of all Notes Receivable in the Ineligible Note Portfolio. Each of Lenders and Agent agrees that it will not file or record a financing statement with respect to any Financed Note Receivable, except to the extent that Lenders are or become Primary Secured Lenders with respect to such Note Receivable.

                  (d) INELIGIBLE NOTE PORTFOLIO. In addition to the other Collateral and as consideration for Lenders' agreements herein, Borrower agrees that to secure the payment and performance of the Loan, Borrower does hereby unconditionally and irrevocably assign, pledge and grant to Lenders hereunder, together with Heller (in respect of the Inventory Loan and the Supplemental
Loan), Textron and Sovereign (as more particularly described in the Intercreditor Agreement), a first priority continuing security interest and lien in and to the right, title, and interest of Borrower in the Ineligible Note Portfolio, which shall include the notes and mortgages as set forth on the attached SCHEDULE G, and all proceeds, profits, extensions, additions, improvements, betterments, renewals, substitutions and replacements of the foregoing (collectively, the "Ineligible Note Portfolio"). To perfect the security interest of Lenders in the Ineligible Note Portfolio, Borrower agrees, subject to Lenders' prior approval, to execute and cause to be filed, at Borrower's sole cost and expense, UCC-1 financing statement(s) with the appropriate state and local governmental authorities as requested by Lenders and Borrower, as agent and on behalf of Lenders, Textron and Sovereign, unless and until an Event of Default shall occur, shall retain in its possession of and collect all payments under or in respect of all Notes Receivable in the Ineligible Note Portfolio. By executing this Second Amendment, Borrower acknowledges and agrees that it is holding such Notes Receivables as bailee and agent for the Lenders. Borrower shall hold and designate such Notes Receivable and related Mortgages in a manner which clearly indicates that they are being held by Borrower as bailee on behalf of Lenders. Upon the occurrence of an Event of Default, Borrower shall promptly deliver to Textron, as agent for Lenders, Sovereign and Textron, all original Notes Receivable comprising the Ineligible Note Portfolio, the related Mortgages and the documents listed on SCHEDULE G attached hereto and with respect thereto and thereafter Textron, as agent for Lenders, Sovereign and Textron, shall have the right to collect all proceeds therefrom and apply the same to payment of the Indebtedness as set forth in the Intercreditor Agreement.

         Borrower also shall execute and deliver in escrow to Textron as agent and on behalf of Lenders, Textron and Sovereign all appropriate Assignments of Mortgage as requested by Lenders, Textron and Sovereign, in the form attached hereto as SCHEDULE G and as approved by Lenders, Textron and Sovereign at their sole and absolute discretion, assigning equally to each of Lenders, Textron and Sovereign all of Borrower's rights, title and interests in all of the mortgages relating to the Notes Receivable in the Ineligible Note Portfolio. Borrower further agrees to promptly execute and deliver modifications or additional Assignments of Mortgage requested by Lenders, Textron and Sovereign in order to continue the security interests of Lenders, Textron and Sovereign in the Ineligible Note Portfolio. Borrower acknowledges and agrees that upon a Default or an Event of Default under this Loan, the Inventory Loan, the Supplemental Loan, the Textron Facility or Sovereign Facility, Textron, or a designee as designated by Lenders, Textron and Sovereign pursuant to the terms of the Intercreditor Agreement, shall have the right to automatically record, at Borrower's sole cost and expense, all such Assignments of Mortgage executed by Borrower and delivered to Textron in accordance with the terms of this Section. Upon a Default or Event of Default under the Loan, the Inventory Loan, the Supplemental Loan, the Textron Facility or Sovereign Facility, Borrower shall immediately deliver possession of the Ineligible Note Portfolio and all documents relating thereto to Textron as agent on behalf of Lenders, Textron and Sovereign, as more particularly described in the Intercreditor Agreement.

         Lenders' security interest and rights with respect to the Shared Collateral other than the Collateral pledged to Lenders as Primary Secured Lenders are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms hereof and the Intercreditor Agreement regarding the Shared Collateral other than the Collateral pledged to Lenders as Primary Secured Lenders, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything stated herein or stated in the Intercreditor Agreement, no provision contained herein or in the Intercreditor Agreement shall be construed to permit Sovereign, Textron or any lender other than Lenders to interfere with Lenders' rights, security interests, and remedies with respect to any Collateral pledged to Lenders as Primary Secured Lenders. So long that any indebtedness or obligations from Borrower to Lenders remain outstanding under the Loan Agreement remains outstanding, Lenders shall have the sole and absolute discretion to perfect, maintain, protect and enforce their security interests, and exercise their remedies, sell or otherwise dispose of the Collateral pledged to Lenders as Primary Secured Lenders. Lenders may exercise their discretion with respect to exercising or refraining from exercising any of their rights and remedies or taking any enforcement action with respect to the

Collateral where Lenders are Primary Secured Lenders, and Borrower shall not permit Textron, Sovereign or any lender other than the Lenders to take an enforcement action against the Collateral pledged to Lenders as Primary Secured Lenders.

                  (e) MONTHLY REPORTS. So long as any indebtedness or obligation remains outstanding under the Loan, the Inventory Loan or the Supplemental Loan, Borrower shall provide to each Lender on a monthly basis a report which shall indicate, among other things, the conformance of the Borrower's business in respect to the Business Plan and any variance from the Business Plan. Such monthly report for each month shall be delivered to each Lender no later than the 15th day of the immediately following month.

                  9. ALLOCATION OF SHARED COLLATERAL. Notwithstanding anything stated to the contrary, Borrower and Lenders agree that upon a sale or other disposition of any Collateral cross-collateralized to secure the Loan, the Inventory Loan, the Supplemental Loan, the Textron Facility, and the Sovereign Facility (the "Shared Collateral") or the exercise of Textron's, Sovereign's and/or Lenders' remedies following the occurrence of an Event of Default, the proceeds derived from such Shared Collateral (which Shared Collateral shall not include the Existing Real Property Collateral described in the Intercreditor Agreement) shall be allocated as follows:

                  (a) With respect to any Shared Collateral where Lenders are Primary Secured Lenders, proceeds derived from such Shared Collateral shall be applied (A) first toward repayment of any outstanding balance under the loan facilities where Lenders, individually or collectively, are Primary Secured Lenders, (B) next toward the Inventory Loan or the Supplemental Loan, and (C) any remaining proceeds thereafter will be applied against any outstanding balance under the Loan, and (D) then as provided in the Intercreditor Agreement.

                  (b) With respect to any Shared Collateral where Lenders are not Primary Secured Lenders, any remaining proceeds following application against the indebtedness of Borrower to such Primary Secured Lender that are allocated to Lenders pursuant to the terms of the Intercreditor Agreement shall be applied (A) first toward repayment of any outstanding balance under the Inventory Loan or the Supplemental Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Loan, and
(C) then as provided in the Intercreditor Agreement.

                  (c) With respect to any Shared Collateral securing the Inventory Loan and where Heller is the Primary Secured Lender, any remaining proceeds following application against the indebtedness of Borrower to Heller under the Inventory Loan shall be applied (A) first toward repayment of any outstanding balance under the Supplemental Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Loan, and
(C) then as provided in the Intercreditor Agreement.

                  (d) With respect to any Shared Collateral securing the Supplemental Loan, and where Heller is the Primary Secured Lender, Borrower agrees that any remaining proceeds following application against the indebtedness of Borrower to Heller under the Supplemental Loan shall be applied (A) first toward repayment of any outstanding balance under the Inventory Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Loan, and (C) then as provided in the Intercreditor Agreement.

         10. FINANCIAL COVENANTS.

                  (a) SECTION 5.8 OF THE SEPTEMBER 1, 1999 AMENDMENT, AS AMENDED, IS HEREBY REPLACED IN ITS ENTIRETY BY THE FOLLOWING: Borrower shall at all times have and maintain a Tangible Net Worth in an amount which shall not be less than an amount equal to (A) the greater of (1) $100,000,000 or (2) an amount equal to 90% of the Tangible Net Worth of Borrower as of September 30, 2001 plus (B) one hundred percent (100%) of the aggregate amount of proceeds received by Borrower after January 1, 2002 in connection with (1) each issuance by Borrower of any class or classes of capital stock after January 1, 2002 and
(2) each incurrence of Indebtedness after January 1, 2002, other than Indebtedness which shall be the most senior Indebtedness of Borrower plus (C) one hundred percent (100%) of the aggregate amount of net income (calculated in accordance with GAAP) of Borrower after January 1, 2002.

                  (b) MARKETING AND SALES EXPENSES. Borrower will not permit as of March 31, 2002 and as of the last day of each calendar quarter thereafter the ratio of Marketing and Sales Expenses for any calendar quarter, singly and on a cumulative basis, during the specified period below (the "Reference Period") to Borrower's net proceeds from the sale of Intervals for such Reference Period to equal or exceed the ratio set forth opposite such period described in the table below during such Reference Period:

                           PERIOD                             RATIO
                           ------                             -----

                           4/1/02 to 12/31/02                 0.550 to 1

                           1/1/03 and thereafter              0.525 to 1

                  (c) MINIMUM LOAN DELINQUENCY. Borrower will not permit as of the last day of each calendar quarter its over 30-day delinquency rate on its entire Notes Receivable portfolio (including, without limitation, all Eligible Notes Receivable pledged pursuant to the Textron Facility and the Sovereign Facility) to be greater than twenty-five percent (25%). If, as of the last day of each calendar quarter, Borrower's over 30-day delinquency on its entire Notes Receivable portfolio (including, without limitation, all Eligible Notes Receivable pledged to Heller under the Inventory Loan Agreement, as amended and restated, all Notes Receivable pledged to Lenders under the Loan Agreement, and all Notes Receivable pledged pursuant to the Textron Facility and the Sovereign Facility) is greater than twenty percent (20%), then Lenders and Agent shall have the right to conduct an audit, at Borrower's sole cost and expense, of all of Borrower's Notes Receivable pledged to Lenders under this Loan Agreement, to Heller under the Inventory Loan and the Supplemental Loan, to Textron under the Textron Facility and to Sovereign under the Sovereign Facility.

                  (d) INTEREST COVERAGE. (i) For the calendar quarter of Borrower ending June 30, 2002, Interest Coverage Ratio for Borrower shall be at least 1.1:1, (ii) for the calendar quarter of Borrower ending September 30, 2002, the average of the Interest Coverage Ratio of Borrower of such calendar quarter and the Interest Coverage Ratio for the immediately preceding calendar quarter shall be at least 1.1:1, (iii) for the calendar quarter of Borrower ending December 31, 2002, the average of the Interest Coverage Ratio of Borrower for such calendar quarter and the Interest Coverage Ratios for the two immediately preceding calendar quarters shall be at least 1.1:1, (iv) for each calendar quarter of Borrower beginning with, and including, the calendar quarter ending March 31, 2003 and for each calendar quarter of Borrower thereafter, the average of the Interest Coverage Ratio of Borrower for such calendar quarter and the Interest Coverage Ratios for each of the three immediately preceding calendar quarters shall be at least 1.25:1. The term "Interest Coverage Ratio" means with respect to any Person for any calendar quarter, the ratio of (y) EBITDA for such period less capital expenditures, as determined in accordance with GAAP, for such period to (z) the interest expense, minus all non-cash items constituting interest expense for such period.

                  (e) PROFITABLE OPERATIONS. Borrower will not permit Consolidated Net Income (i) for any fiscal year, commencing with the fiscal year ending December 31, 2002, to be less than $1.00 and (ii) for any two consecutive fiscal quarters (treated as a single accounting period ) to be less than $1.00.

         11. SILVERLEAF FINANCE. Lenders and Agent acknowledge and agree that:
(i) the transfer of Notes Receivable to Silverleaf Finance I, Inc. in connection with the DZ Facility is a true sale and not a financing transaction; (ii) Lenders and Agent will not file a motion to consolidate Silverleaf Finance I, Inc. with the Borrower in the event of a bankruptcy of Borrower; and (iii) Lenders and Agent will not take any affirmative action in support of any such motion to consolidate.

         12. FILING AUTHORITY. Borrower reaffirms and grants to Lenders and Agent (by and through Lenders), and its successors as designated by Lenders, full power and authority to execute, acknowledge, deliver and file any security agreements and UCC-1 financing statements (and amendments thereto) requested by Lenders or necessary to perfect the security interest in the Collateral, including, without limitation, the Second Priority Collateral, granted to Lenders by Borrower to secure the Loan therewith.

         13. BORROWER CONFIRMATION. Borrower hereby ratifies and confirms that the Loan Agreement, as amended, modified and restated, and other Loan Documents as amended herein are in full force and effect and agrees that such Loan Documents as amended and restated are and continue to be in full force and effect and enforceable in accordance with their respective terms. Borrower hereby incorporates by reference all covenants, warranties, and representations contained in the Loan Documents and reaffirms such covenants, warranties, and representations as of the day hereof.

         14. BORROWER ESTOPPEL. Execution of this Second Amendment by Lenders shall be without prejudice to Lenders' rights at any time in the future to exercise any and all rights conferred upon them by any of the Loan Documents in accordance with their original terms as previously and hereby amended. Neither this Second Amendment nor any provision hereof or of any other documents given in connection herewith shall constitute or shall be construed to constitute a waiver of any default, right, or remedy of Lenders under the Loan Agreement, the Note or the other Loan Documents subsequent to the date hereof. Any failure by Lenders at any point in time during the term of the Note or the Loan Agreement, as amended and restated, to insist upon strict and timely compliance with the terms and provisions of each such document shall not be deemed a waiver either expressly or implied by Lenders of any of their rights under any such document nor shall the same excuse Borrower's obligation to strictly and timely perform its obligation hereunder and therein.

         15. RELEASE. The Borrower by execution of this Second Amendment hereby declares that as of this date the Borrower has no claim, set-off, counterclaim, defense, or other cause of action against Lenders including, but not limited to, a defense of usury, any claim or cause of action at common law, in equity, statutory or otherwise, in contract or in tort, for fraud malfeasance, misrepresentation, financial loss, usury, deceptive trade practice, or any other loss, damage or liability of any kind, including without limitation any claim for exemplary or punitive damages arising out of any transaction between Borrower and Lenders in connection with the Loan Agreement or any of the other Loan Documents, any security therefore or this Second Amendment, or any document mentioned herein. Further, to the extent that any such set-off, counterclaim, defense, or other cause of action may exist or might hereafter arise based on facts known or unknown which exist as of this date, such set-off, counterclaim, defense and other cause of action is hereby expressly and knowingly waived and released by Borrower.

         16. COMPLETE AGREEMENT. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party or by any agent, employee or other representative of either party pertaining to the subject matter of this Second Amendment which have not been incorporated into this Second Amendment. This Second Amendment shall not be modified, changed, terminated, amended, superseded, waived or extended except by a written instrument executed by the parties hereto. If any term, comment or condition of this Second Amendment is held to be invalid, illegal, or unenforceable as to a particular person, entity, or situation and this Second Amendment will also be enforced to the fullest extent permitted by law as to any other person, entity, or situation. Except as specifically modified by the terms of this Second Amendment, the Loan Agreement, the Note and all the remaining Loan Documents shall not be affected by this Second Amendment and each shall remain in full force and effect. Nothing herein contained shall be construed to impair Lenders' security under the Loan Agreement or Loan Documents nor to limit or impair any rights or powers that Lenders now enjoy or may hereafter enjoy under the Loan Documents for recovery of the Indebtedness secured hereby.

         17. FURTHER ASSURANCES. Borrower agrees to execute such further documents, instruments and agreements as Lenders through Agent may require from time to time to effectuate the terms and conditions and understandings of this Second Amendment.

         18. BORROWER REPRESENTATIONS. Borrower hereby represents and warrants to Agent and Lenders that:

                  (a) The person executing this Second Amendment on behalf of the Borrower has full authority to execute this Second Amendment on behalf of Borrower and to bind Borrower thereby;

                  (b) The execution and delivery by Borrower of this Second Amendment and the performance thereunder by Borrower has not and will not result in a breach of or constitute a default under any mortgage, lease, bank loan, credit arrangement or other instrument or agreement to which either Borrower or the Collateral securing the Loan may be bound or affected;

                  (c) Borrower is a corporation duly formed, validly existing and in good standing under the laws of the state of Texas; and

                  (d) The execution, delivery and performance by the Borrower of this Second Amendment and other Loan Documents as amended as of the date hereof, have been duly and validly authorized and all consents and approvals which are necessary for authorization, binding effect, performance, and enforceability of this Second Amendment and all other Loan Documents have been received.

         19. ADDITIONAL RESORT COLLATERAL. Lenders and Agent acknowledge that Textron and Sovereign have been and are hereby granted a first priority security interest and Lien in the Additional Resort Collateral, as set forth on the attached SCHEDULE B and more particularly described in the Textron Documents and the Sovereign Documents. As additional consideration for Lenders' and Agent's agreements in this Second Amendment, Borrower agrees, and shall cause Textron and Sovereign to agree (as set out in their respective Loan Agreements and in the Intercreditor Agreement), that upon the occurrence of an Event of Default, Textron and Sovereign shall collectively, upon approval of the Majority of the Lenders (as defined in the Intercreditor Agreement), take action to enforce their rights against the Additional Resort Collateral, subject to the terms and conditions of the Intercreditor Agreement, provided, however, that the consent of the non-consenting Lender (for purposes of this Section 19 only, the term "Lender" shall mean either Textron, Sovereign or Heller (individually in respect to the Inventory Loan and the Supplemental Loan, and as agent and on behalf of itself and Union Bank under the Loan), which consent shall not be unreasonably withheld or delayed, shall be required for any sale or other disposition of all or any portion of the Additional Resort Collateral if such action would, in the reasonable determination of the non-consenting Lender, have a material adverse impact on the Collateral securing the non-consenting Lender's respective Loans to Borrower. The non-consenting Lender shall be entitled upon its written request to receive such information from the other Lenders and Borrower as may be reasonably necessary for the non-consenting Lender to make such determination. In the event a Lender determines that a decision by the Majority of the Lenders hereunder to sell or otherwise dispose of all or any portion of the Additional Resort Collateral would, in the reasonable determination of such non-consenting Lender, have a material adverse impact on the Collateral securing such non-consenting Lender's respective Loans to Borrower, such non-consenting Lender shall immediately notify the other Lenders in writing and shall specify therein the basis for its decision. In such event, such non-consenting Lender shall cooperate in good faith with the other Lenders to effectuate such sale or disposition in a manner such that there is no material adverse impact on the Collateral securing the non-consenting Lender's respective Loans to Borrower. Notwithstanding the foregoing, any such sale or disposition shall be conditioned upon the execution and recording in the appropriate public records of subordination agreements protecting all use rights of the owners of the Intervals entitled to use of the Additional Resort Collateral. If the non-consenting Lender does not give such notice within ten
(10) days of the date of the decision of the Majority of the Lenders, the non-consenting Lender shall be deemed to have waived any right to object to such decision.

         Notwithstanding anything stated to the contrary herein, in the event that Textron or Sovereign takes possession or control of the Additional Resort Collateral, Borrower agrees that the Standby Manager (as defined in the April ___, 2002 Amendment to Inventory Loan) shall be responsible for, among other things, the marketing, sale, resale and financing of all Intervals at the related Resort or Resorts on behalf of Lenders, Textron and Sovereign and that Lenders and Agent shall not be denied access to the amenities, sales centers or Resort related information reasonably necessary to sell, finance, dispose of or manage Lenders' Collateral under this Loan, the Inventory Loan and the Supplemental Loan.

         20. ADDITIONAL ELIGIBLE NOTES RECEIVABLE. Borrower agrees that no additional Advances shall be made against any Additional Eligible Note Receivable (as defined in the March 2, 2000 Amendment) and all Additional Eligible Notes Receivable which become ineligible hereafter shall only be replaced with Eligible Notes Receivable conforming with the Eligible Notes Receivable criteria as defined in APPENDIX 1 attached hereto, and provided, that at all times hereafter the aggregate amount of Advances then outstanding shall be at all times equal to or less than eighty-five percent (85%) of the principal balance of all Notes Receivable pledged to Lenders hereunder.

         21. NEGATIVE COVENANTS.

                  (a) LIMITATION ON OTHER DEBT, FURTHER ENCUMBRANCES AND/OR SECURITIZATION. Borrower will not obtain financing and grant liens with respect to the Collateral or any of its other assets or property, except as expressly provided herein. Prior to March 31, 2003, Borrower will not obtain financing and grant liens with respect to any of Borrower's unpledged Notes Receivable, except as provided in this Loan Agreement, the Inventory Loan, as amended and restated, the Textron Facility and the Sovereign Facility, without Agent's and Lenders' prior written consent, which consent shall not be unreasonably withheld. At any time after March 31, 2003, Borrower may obtain financing and grant liens with respect to any of

Borrower's unpledged Notes Receivable in an amount not to exceed twenty million dollars ($20,000,000.00), provided that: (i) no Default or Event of Default has occurred; and (ii) any such financing does not result in Borrower's failure to substantially adhere to the Business Plan, as determined by Agent and Lenders in their sole and absolute discretion. At any time after March 31, 2003, if Borrower wishes to obtain financing in excess of twenty million dollars ($20,000,000.00) which will be secured by any of Borrower's unpledged Notes Receivable, Borrower shall obtain Agent's and Lenders' written consent, which consent shall not be unreasonably withheld. Borrower may obtain unsecured financing provided: (i) Borrower provides prior written notice to Agent setting forth the terms and conditions thereof; (ii) Lenders and Agent are provided with a copy of the loan documents therefor; and (iii) such financing does not result in Borrower's inability to substantially adhere to the Business Plan, as determined by Agent and Lenders in their sole and absolute discretion.

              (b) MODIFICATIONS OF TEXTRON DOCUMENTS, DZ DOCUMENTS, BOND HOLDER EXCHANGE DOCUMENTS, SOVEREIGN DOCUMENTS AND OTHER DEBT INSTRUMENTS. Borrower shall not amend or modify the Textron Documents, the Sovereign Documents, DZ Documents, Bond Holder Exchange Documents or the documents evidencing any other indebtedness of Borrower, nor shall Borrower extend, modify, increase or terminate the Textron Facility, DZ Facility, the Bond Holder Exchange Transaction, the Sovereign Facility or any other credit facility or loan, without the prior written consent of Lenders and Agent, which consent shall not be unreasonably withheld.

              (c) BUSINESS OPERATIONS. Borrower shall not deviate from or fail to operate its business in substantial compliance with the Business Plan.

         Failure to comply with the foregoing covenants under this Section shall constitute an Event of Default.

         22. EFFECT. Except as modified by this Second Amendment, all other terms and conditions of the Loan Agreement existing as of the date hereof shall remain in full force and effect.

         23. CONDITIONS PRECEDENT. The following conditions shall have occurred prior to this Second Amendment becoming effective and binding on Lenders and
Agent:

              (a) APRIL __, 2002 AMENDMENT TO INVENTORY LOAN. The April __, 2002 Amendment to Inventory Loan shall have been executed by Heller and Borrower and shall have become effective as set forth in Section 8 therein.

              (b) DZ FACILITY. The DZ Letter Agreement shall been approved by Lenders and Agent, which approval may be withheld at their sole and absolute discretion, the DZ Letter remains in full force and effect and has not been amended, modified or rescinded, the DZ Documents shall be satisfactory to Lenders and Agent at their sole and absolute discretion, and

Borrower shall promptly furnish to Lenders and Agent copies of the DZ Documents upon execution.

         (c) TEXTRON FACILITY AND SOVEREIGN FACILITY MODIFICATION. Borrower shall deliver to Agent, evidence satisfactory to Agent and Lenders, that the Textron Facility and the Sovereign Facility have each been modified in a manner as previously approved by Lenders and Agent and Agent has been provided with copies of all of the executed Textron Documents modifications and the executed Sovereign Documents modifications.

         (d) BOND HOLDER EXCHANGE TRANSACTION. The Bond Holder Exchange Transaction shall have been approved by Lenders and Agent, which approval may be withheld at their sole and absolute discretion, and have been consummated on or before March 31, 2002.

         THE TERMS AND PROVISIONS OF THIS SECOND AMENDMENT SHALL NOT BIND LENDERS AND AGENT UNTIL AND UNLESS THE CONDITIONS SET FORTH IN THIS SECOND AMENDMENT, INCLUDING WITHOUT LIMITATION, THIS SECTION 23 HEREOF, HAVE BEEN SATISFIED, AS DETERMINED BY AGENT IN ITS SOLE AND ABSOLUTE DISCRETION. IN THE EVENT THAT THE DZ FACILITY HAS NOT BEEN CONSUMMATED OR DZ FAILS TO MAKE ITS FIRST FUNDING REQUIRED UNDER THE DZ FACILITY, OR AGENT DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, THAT ANY OF THE CONDITIONS SET FORTH IN THIS SECTION ARE NOT SATISFIED ON OR BEFORE MAY 31, 2002, THEN THIS SECOND AMENDMENT, AND THE OBLIGATIONS OF LENDERS AND AGENT HEREUNDER, SHALL BE NULL AND VOID IN ALL RESPECTS AB INITIO. IN SUCH EVENT, THE LOAN AGREEMENT EXISTING PRIOR HERETO AND THE TERMS AND CONDITIONS THEREIN SET FORTH, AS MODIFIED BY THE FORBEARANCE AGREEMENT AND THE ORIGINAL INTERCREDITOR AGREEMENT, SHALL CONTINUE TO GOVERN AND CONTROL BORROWER'S OBLIGATIONS WITH RESPECT TO REPAYMENT IN FULL OF THE INDEBTEDNESS, AS SUCH TERM IS DEFINED IN THE LOAN AGREEMENT.

         24. REPLACEMENT NOTES RECEIVABLE. Except as may be provided in the Business Plan, ineligible Notes Receivable shall be replaced with Eligible Notes Receivable, to the extent available, on a dollar for dollar basis. If Borrower is unable to deliver Eligible Notes Receivable to replace any ineligible Notes Receivable, Borrower shall, subject to Agent's prior written consent (which consent may be withheld at Agent's sole and absolute discretion), deliver additional Notes Receivable, if available, to Agent to replace the ineligible Notes Receivable, including such additional Notes Receivable that do not satisfy the criteria for Eligible Notes Receivable ("Non-Conforming Notes Receivable"), provided, that no event of default has occurred and is continuing under such additional Note Receivable. In the event that any Eligible Note Receivable becomes available thereafter, Borrower shall promptly substitute such Eligible Note Receivable for the Non-Conforming Note Receivable. Borrower acknowledges and agrees that Borrower shall only deliver Non-Conforming Notes Receivable to Agent (on behalf of Lenders), to the extent that Non-Conforming Notes Receivable are also delivered to Textron and Sovereign pro rata based on the then outstanding principal balance of their respective loans to Borrower. Notwithstanding anything stated to the contrary herein, Borrower acknowledges, confirms and agrees that the aggregate amount of Advances then outstanding under the Loan Agreement shall be at all times equal to or less than eighty-five percent (85%) of the principal balance of all Notes Receivable pledged to Lenders hereunder.

         25. AUTHORITY. By execution of this Second Amendment, Union Bank of California, N.A. hereby reaffirms and grants to Heller Financial, Inc. full power and authority to enter into the Intercreditor Agreement as agent for and on behalf of both Lenders, and Heller Financial, Inc. is hereby authorized and directed to do all acts and execute all instruments in connection with the Intercreditor Agreement.

         26. WAIVER. On the effective date of this Second Amendment and so long as each condition precedent set forth in this Second Amendment has been satisfied, Lenders agree to waive all prior Defaults and Events of Default under the Receivables Loan, including the Specified Events of Default as described in the Forbearance Agreement.

         27. COUNTERPARTS. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.





                          [SIGNATURES ON THE NEXT PAGE]

         IN WITNESS WHEREOF, Borrower, Agent and Lenders have caused this Second Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written.

                        BORROWER:

                        SILVERLEAF RESORTS, INC.,
                        a Texas corporation


                        By:      /s/ Harry J. White, Jr.
                           ----------------------------------------
                        Name:        Harry J. White, Jr.
                             --------------------------------------

                        Its:   Chief Financial Officer
                            ---------------------------------------
                               Silverleaf Resorts, Inc.

                        AGENT AND LENDER:

                        HELLER FINANCIAL, INC.


                        By:      /s/ Dennis K. Holland
                           ----------------------------------------
                        Name:      Dennis K. Holland
                             --------------------------------------
                        Its:     Senior Vice President
                            ---------------------------------------

                        LENDER:

                        UNION BANK OF CALIFORNIA, N.A.


                        By:      /s/ Daniel J. Isenberg
                            ---------------------------------------
                        Name:       Daniel J. Isenberg
                             --------------------------------------
                        Its:     Vice President
                            ---------------------------------------

                                   APPENDIX 1

                               DEFINITION OF TERMS

The following terms used in this Second Amendment are added to the Appendix of the Loan Agreement and shall have the following meanings:

         ADDITIONAL RESORT COLLATERAL. Shall mean the real and personal property, now or hereafter acquired by Borrower and listed on SCHEDULE B. For the avoidance of doubt, "Additional Resort Collateral" shall not include the promissory notes and other property of Silverleaf Finance I, Inc. that constitutes "Pledged Assets" under the DZ Documents.

         ASSIGNMENTS OF MORTGAGE. The Assignments of Mortgage executed and delivered by Borrower in connection with the Ineligible Note Portfolio and pursuant to the terms of Section 8(d) of this Second Amendment, in the form attached hereto as SCHEDULE G.

         AVAILABILITY. Pursuant to the Forbearance Agreement, Availability is zero (0).

         BOND HOLDER EXCHANGE TRANSACTION. The term "Bond Holder Exchange Transaction" shall mean that certain senior subordinate note holder exchange transaction on the terms and conditions outlined in that certain Term Sheet dated October 19, 2001 (the "Bond Holder Exchange Term Sheet"), a copy of which is attached hereto as EXHIBIT C, and which is to be consummated by the documents listed on SCHEDULE C hereto (the "Bond Holder Exchange Documents").

         BUSINESS PLAN. The term "Business Plan" shall mean the five (5) year "Stand Alone" business plan prepared by Borrower, together with the Senior Lender Advance, attached hereto as SCHEDULE A. The Business Plan includes the "Impact on Lenders Worksheet" setting forth the amounts to be advanced by each of Heller (under the Inventory Loan), Textron and Sovereign pursuant to their respective credit facilities (the "Senior Lender Advance Schedule").

         DZ FACILITY. The term "DZ Facility" shall mean that certain note purchase facility to be provided by DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt Am Main, as agent for Autobahn Funding Company LLC ("DZ") to Borrower, on the terms outlined in the DZ Letter Agreement dated December 12, 2001, attached hereto as EXHIBIT D ("DZ Letter Agreement"), and evidenced by the documents listed on SCHEDULE D hereto (the "DZ Documents").

         ELIGIBLE NOTE RECEIVABLE. Each Note Receivable satisfying all of the following criteria:

         (a) Purchaser has made a cash down payment of at least ten percent of the actual purchase price of the Interval and at least one monthly payment under the related Note Receivable and no part of such payment has been made or loaned to Purchaser by Borrower or an Affiliate;

         (b) The weighted average interest rate of all Financed Notes Receivable is no less than 13.75% per annum;

         (c) No installment is more than thirty (30) days past due on a contractual basis at the time of assignment to Agent, nor becomes more than sixty (60) days past due on a contractual basis thereafter;

         (d) The Unit with respect to the Interval purchased has been completed, developed and furnished in accordance with the purchase contract;

         (e) All amenities for the Resort have been completed and are available for use by all Purchasers;

         (f) The purchaser is not an Affiliate, shareholder, officer, director or agent of, related to or employed by Borrower;

         (g) The Note Receivable is free and clear of adverse claims, liens and encumbrances and is not currently, nor shall it be potentially in the future, subject to claims of rescission, invalidity, unenforceability, illegality, defense, offset or counterclaim;

         (h) The Note Receivable is secured by a first priority mortgage or deed of trust on the purchased Interval or by a first priority perfected security interest in the related Certificate of Beneficial Interest and an Assignment of Mortgage and Assignment of Beneficial Interest;

         (i) Subject to the provisions of SCHEDULE 3.2.6.(IV) of this Loan Agreement, the Mortgage securing a Note Receivable is insured under a mortgagee title insurance policy acceptable to Agent subject only to the Permitted Exceptions;

         (j) The Purchaser meets credit standards acceptable to Lenders and Agent at their sole and absolute discretion and shall have a minimum Fair Isaac Company (FICO) Credit Bureau Score of at least 550

         (k) No single Purchaser shall have an aggregate outstanding principal balance due under his/her or its Notes in excess of $36,000;

         (l) Payments are to be in legal tender of the United States;

         (m) The Note Receivable and the Purchase Documents are valid, genuine and enforceable against the obligor thereunder, and such obligor has not assigned his or her interest thereunder;

         (n) At least 90% of the aggregate outstanding principal balance of all Financed Notes Receivable arises from Purchasers who are U.S. or Canadian residents and no more than 25% of the Notes Receivable comprising the Collateral shall be originated from Sales of Biennial Intervals;

         (o) Payments have been made by the obligor thereunder and not by Borrower or any Affiliate of Borrower on the obligor's behalf; and

         (p) The Interval or Biennial Interval with respect to each Eligible Note Receivable is subject to a Purchaser Mortgage or to an Assignment of Mortgage and Beneficial Interest;

         (q) Up to 15% of the Eligible Notes Receivable may be modified to reduce the interest rate charged in accordance with paragraph 6.4 hereof.

         (r) Up to 20% of the Eligible Notes Receivable may be modified to extend the term thereof beyond 84 months, but not exceeding 120 months, and in accordance with paragraph 6.4 hereof.

         (s) Each Eligible Note Receivable shall evidence a self-amortizing loan and 80% of the Eligible Notes Receivable shall have a term not exceeding 84 months and the remainder shall have a term not exceeding 120 months.

         APRIL 30, 2002 AMENDMENT TO INVENTORY LOAN. That certain Fourth Amendment to Second Amended and Restated Inventory Loan and Security Agreement entered into between Heller Financial, Inc. and Borrower dated April 30, 2002.

         MATURITY DATE. August 31, 2004.

         MAXIMUM EXPOSURE. Subject at all times to a limit in the aggregate amount of the Loan Commitments of all participating Lenders, the lesser of (a) $70,000,000.00 less Advances outstanding under the Inventory Loan and the Supplemental Loan or (b) the aggregate amount equal to eighty-five percent (85%) of the outstanding principal balance of all Eligible Notes Receivable pledged to Agent for the benefit of the Lenders hereunder.

         PRIMARY SECURED LENDER. The term "Primary Secured Lender" shall mean a Lender who has been or is hereby granted a first priority security interest by Borrower in Borrower's Notes Receivable to secure its (or as the case may be, and its co-lender's or co-lenders') loan(s) to Borrower.

         RESORT(s). The projects as listed and legally described on the attached SCHEDULE H, including, without limitation, all related common elements, limited common elements, parking areas and other amenities, as established by the Declaration.

         SOVEREIGN FACILITY. The term "Sovereign Facility" shall mean that certain credit facility provided by Sovereign Bank ("Sovereign") to Borrower pursuant to the documents listed on SCHEDULE E hereto (the "Sovereign Documents").

         SUPPLEMENTAL LOAN. That certain $10,000,000 loan facility from Heller to Borrower under that certain Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Heller dated March 1, 2001, as modified and amended, pursuant to which advances to Borrower are made from Heller during the Supplemental Revolving Period (as defined therein).

         TANGIBLE NET WORTH. Tangible Net Worth means, with respect to any Person, the amount calculated in accordance with GAAP as: (i) the consolidated net worth of such Person and its consolidated subsidiaries, plus (ii) to the extent not otherwise included in such consolidated net worth, unsecured subordinated debt of such Person and its consolidated subsidiaries, the terms and conditions of which are reasonably satisfactory to Agent, minus (iii) the consolidated intangibles of such Person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangible in accordance with GAAP.

         TEXTRON FACILITY. The term "Textron Facility" shall mean that certain credit facility provided by Textron Financial Corporation ("Textron") to Borrower pursuant to the documents listed on SCHEDULE F hereto (the "Textron Documents").

                                LIST OF EXHIBITS

1.       Exhibit A - Assignment of Note Receivable And The Mortgage
2.       Exhibit C - Bond Holder Exchange Term Sheet


                                LIST OF SCHEDULES

1.       Schedule A - Business Plan
2.       Schedule B - Additional Resort Collateral
3.       Schedule C - Bond Holder Exchange Documents
4.       Schedule D  - Dz Documents
5.       Schedule E - Sovereign Documents
6.       Schedule F - Textron Documents
7.       Schedule G - Assignment of Mortgage
8.       Schedule H - Resorts